EXHIBIT 10.19


                                  AGREEMENT


      This Agreement is made and executed as of October 8, 1993, between Storage Technology Corporation, a Delaware corporation (the "Company"), and Harris Ravine ("Ravine").

      WHEREAS, Ravine has been serving as Executive Vice President, Chief Administrative Officer pursuant to a letter agreement dated as of February 27, 1987 (the "1987 Agreement");

      WHEREAS, the parties desire to terminate the 1987 Agreement effective immediately;

      WHEREAS, Company and Ravine desire to set out in this Agreement their respective rights and obligations for the period following termination of the 1987 Agreement, which rights and obligations shall supersede the corresponding rights and obligations set forth in the 1987 Agreement;

      NOW THEREFORE, it is AGREED as follows:

       1. Termination of 1987 Agreement. The 1987 Agreement shall be of no further force or effect after the execution and delivery of this Agreement, it being intended that the provisions of this Agreement shall exclusively govern the rights and obligations of the parties with respect to the subject matter of the 1987 Agreement from and after the date hereof.

       2. Termination of Employment. In consideration of the benefits of this Agreement, Ravine agrees that his employment with the Company shall terminate as of January 31, 1994 ("Termination Date"). Ravine shall continue as a full-time employee of the Company until October 31, 1993 ("Departure Date"). After October 31, 1993, Ravine shall leave the Company premises to pursue further career objectives but shall be available as reasonably required by the Company and shall receive current salary and benefits as a full time employee through December 31, 1993 and shall receive his pre-austerity salary and benefits as a full-time employee through the Termination Date.

      3a. Severance Payments. Within 10 days of the Termination Date, the Company shall pay Ravine a single severance payment equal to (i) 11 months of his pre-austerity monthly base salary plus (ii) $2,065 for the month of January 1994, and (iii) a bonus equal to 45% of his annual pre-austerity salary, which payment will be subject to withholding for state, federal and FICA taxation. Said payment is for severance only and is not to be construed as a continuation of salary. Ravine shall not be entitled to any other severance, bonus, incentive or other compensation (or payment in lieu thereof) upon or after the Termination Date. Such severance shall

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not be offset by any other compensation or benefits which Ravine may receive from any other source after the Termination Date.

       b. Extension of Termination Date. If the Company has not publicly disclosed its 1993 financial results by January 31, 1994, then, notwithstanding the foregoing (i) the Company shall extend the Termination Date, and payment of all salary and benefits, on a monthly basis until the end of the month in which such 1993 financial results are reported (the "Reporting Month"), (ii) the Company shall pay Ravine an additional $2,065 for every month starting in February 1994 and ending in the Reporting Month, and; (iii) the number of months monthly base salary which Ravine will receive under 3a(i) above will be reduced one month for every month after January through the Reporting Month.

      c. Restricted Stock. The parties acknowledge that, pursuant to a previously executed agreement ("Restricted Stock Agreements"), 17,962 shares of the Company's common stock have been issued in Ravine's name and are being held by an escrow agent. The Company will exercise its option to repurchase all of these shares as set forth in the Restricted Stock Agreements.

       d. Options. The parties acknowledge that, pursuant to previously executed agreements ("Option Agreements"), Ravine was granted certain options to purchase the Company's common stock. It is agreed that the rights and obligations of the parties under the Option Agreements upon and after the Termination Date shall be as set forth in the Option Agreements. Ravine agrees to refrain from sale of StorageTek securities and abide by the terms of the letter attached hereto as Exhibit "A", executed contemporaneously herewith.

      e. Health Benefits. Ravine (and his dependents) will continue to receive medical benefits and life insurance at the current level through the Termination Date. After the Termination Date, medical benefits and life insurance will be provided by the regular employee medical benefit plan, which benefit premiums will be paid for by the Company for a period of up to 18 months after the Termination Date or until such time as Ravine secures other employment, at which time the Company will cease payment of Ravine's premiums.

      f. Outplacement Assistance. After the Departure Date, Ravine will be provided outplacement assistance for purposes of aiding him in job search up to $10,000. Such payment will be made to the executive placement service of Ravine's choice, said payment to be made upon receipt of invoices from such placement service.

      g. Other Employment. Ravine is encouraged to solicit and obtain other full-time employment during the term of this Agreement. Should Ravine obtain such employment, or other part-time employment, after the Departure Date but prior to the Termination Date, the Company will continue to pay salary in accordance with Paragraph 2 above to the Termination Date. Ravine agrees to notify the company promptly upon obtaining any employment during the period of this Agreement so that

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said employment will not create a conflict of interest between the Company and
Ravine nor violate the provisions of the noncompetition agreement as set forth in Paragraph 4 below.

      4.    Noncompetition.         (a)  Ravine covenants and agrees that
for a period of one year commencing on the Termination Date, he will not, directly or indirectly, for himself or for any other individual or entity, own, manage, operate or control or participate in the ownership (except for public share ownership of less than 5% of total outstanding shares), management, operation or control of, or have a controlling financial interest in the divisions of IBM, Fujitsu/Amdahl, Hitachi, EMC Corporation, Memorex and Bell Atlantic Business Systems, which compete with the Company or any of their affiliates or subsidiaries, including, without limitation, the business of manufacturing, selling, leasing, licensing or maintenance of high-performance tape drives, disk drives, memory, printers, or related software in any city or county within any state of the United States or the District of Columbia or any U.S. territory or possession or any other country or subdivision thereof, in which the business of the Company has been or is being carried on prior to and until one year from the Termination Date. Ravine agrees that the places where the business of the Company has been or is being carried on shall be deemed to include, but are not limited to, places where the Company has had a place of business, has had employees, agents or representatives or has advertised, sold or attempted to sell any products or services. The covenants contained in this Paragraph 4(a) shall be construed as a series of separate and severable covenants which are identical in terms except for geographic coverage.

      (b) Ravine covenants and agrees that during the two-year period commencing with the Termination Date, he will not, directly or indirectly, hire, solicit, or encourage then-current Company employees to apply for employment with any person or entity (a) with which Ravine is (or intends to be) employed, (b) by whom Ravine or a firm in which he is employed or has a financial interest is engaged as a consultant, recruiter, independent contractor or otherwise, or (c) in which Ravine is otherwise substantially financially interested. Ravine further covenants and agrees that he will not provide to any other person or entity the names of or references on any person who is then employed by Company.

      Ravine and the Company agree that if in any proceeding, the tribunal shall refuse to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time or for any other reason whatsoever, any such covenant shall be deemed amended to the extent (but only to the extent) required by law.

      5. Release by Ravine. Ravine hereby irrevocably and unconditionally releases and discharges the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, "releasees") jointly and individually, from any and all claims, known or unknown, which he, his heirs, successors or assigns have or may have on the date of

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this agreement against releasees and any and all liability which releasees may have to him, whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising out of or related to the circumstances of his employment and compensation by the Company, including, but not limited to, any claims arising out of the 1991 Agreement, any claims of discrimination under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, breach of contract, or for damages under any other federal, state or local law, rule or regulation, or common law under any theory. This release does not affect any claims which may arise under this Agreement. This release is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering. Ravine further agrees that he will not file or permit to be filed on his behalf any such claim, will not permit himself to be a member of any class seeking relief against the releasees and will not counsel or assist in the prosecution of claims against the releasees, whether those claims are on behalf of himself or others, unless he is under a court order to do so.

      6. Consulting. Ravine shall, subject to reasonable availability and for a period of two years following the Termination Date, provide the Company his consulting expertise with respect to such matters as the Company may reasonably request. Any such consulting services beyond four hours per assignment or 40 hours total shall be compensated at a rate of $150.00 per hour.

      7. No Adverse Comment. (a) Ravine covenants and agrees that during the two-year period commencing on the Termination Date, and for so long as the currently pending securities litigation and SEC investigations involving the Company may be pending, he will not, except as is specifically required by law or court process or consented to in writing by the Company,
(i) communicate to any person or entity any adverse information, written or oral, concerning the Company, its officers, directors, employees, attorneys, agents or advisers (including without limitation any communication concerning information that he acquired while he was employed by the Company and that concerns or relates to the business, operations, prospects or affairs of the Company or any of its subsidiaries or affiliates or the actions or conduct of any officer, director or employee of the Company or any of its subsidiaries or affiliates) under circumstances in which it is reasonably foreseeable that such information might be publicly reported or disclosed or otherwise made available to the public or (ii) provide to any person (other than his attorney) or entity any information that concerns or relates to the negotiations or circumstances leading to the execution of this Agreement or to the terms and conditions hereof or the parties' performance hereunder.

      (b) The Company covenants and agrees that during the two-year period commencing on the Termination Date, it will not, except as is specifically required by law or court process or consented to in writing by Ravine, (i) communicate to any

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person or entity any adverse information, written or oral, concerning Ravine, his attorneys, agents or advisers (including without limitation any communication concerning information that the Company acquired while he was employed by the Company) under circumstances in which it is reasonably foreseeable that such information might be publicly reported or disclosed or otherwise made available to the public or (ii) provide to any person (other than the Company's attorneys or accountants) or entity any information that concerns or relates to the negotiations or circumstances leading to the execution of this Agreement or to the terms and conditions hereof or the parties' performance hereunder. For purposes of this Paragraph 9, information shall be deemed communicated or provided by the Company only if such information is communicated or provided by, or at the direction of, a Director or an elected Officer of the Company or in accordance with the Company's then current Corporate Policies and Procedures. This Paragraph 7(b) shall not be construed to prevent communication of information relating to this Agreement to employees or Directors of the Company who have a need to know such information.

      (c) The parties agree that the term "information" as used in this Paragraph 7 shall have the broadest possible meaning and shall include matters that are not considered confidential or proprietary and that constitute beliefs, views and opinions as well as facts. The parties further agree that information shall be considered adverse if, considering the surrounding facts and circumstances (whether or not known to the person communicating the information) and the context, it could reasonably be understood to be derogatory, pejorative, disparaging, uncomplimentary, unkind, or otherwise to reflect unfavorably upon the other party (including, without limitation, such other party's actions, intent, performance, prospects or motivations), regardless of the truth or falsity of such information, and regardless of whether such connotation is intended.

      (d) Unless otherwise required to do so by law, subpoena or court order, neither party will in any way communicate the terms of this agreement with any person other than his or its attorneys or accountants.

      8. Resignations. Ravine will submit to the Board of Directors and Secretary of the Company his resignation, effective as of the Departure Date, from the office of Executive Vice President, Customer Satisfaction & Worldwide Field Support and all other officer and director positions that he may hold with the Company or its subsidiaries.

      9. Effect on other Agreements and Plans. Except for the effects resulting from the termination of Ravine's employment and except as may otherwise be expressly provided herein, this Agreement shall have no effect upon the parties' respective rights and obligations under stock option agreements, The Company's Employee Stock Purchase and Profit-Sharing and Thrift Plans, the Patent and Technical Information Agreements, the Option Agreements, and the Restricted Stock Agreement.

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      10.   Remedies.  The parties specifically agree that legal remedies will not be adequate in the event that either party violates the provisions of Paragraphs 4 or 7 hereof and that the aggrieved party shall be entitled, in addition to its other legal remedies, to enjoin the activity of the other which violates such Section(s). The foregoing provision shall not be deemed to limit either party's right to obtain injunctive relief with respect to any breach of any other provision of this Agreement.

      11. Attorneys Fees. In the event of any action or proceeding brought by either party against the other under this Agreement,the prevailing party shall be entitled to recover all costs and expenses, including the fees of its attorneys in such action or proceeding in such amount as the court may adjudge reasonable as attorneys' fees.

      12. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein except as otherwise specified in Paragraph 9 above. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, or discharge is sought.

      13. Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

      14. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Colorado (excluding the choice of law rules thereof). Venue for enforcement of any action related to this Agreement shall be in Colorado.

      15. Notices. All notices, demands, requests, or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, overnight express, telegram, facsimile transmission or telex, addressed as follows:

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      (i)   If to the Company:

            2270 South 88th Street
            Louisville, Colorado  80028-4397
            Attention:  Corporate Vice President of Human Resources

      (ii)  If to Ravine:

            Harris  Ravine
            8475 Greenwood Drive
            Niwot, CO  80503

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be hand-delivered, mailed, transmitted by overnight express or telexed in the manner described above, or that shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the answer back being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

      16. Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

      17. Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that all such signatures appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

      18. Limitation on Benefits. It is the explicit intention of the parties hereto that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and assigns.

      19. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

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      20.   Severability.  If any part or any provision of this Agreement shall be determined to be invalid or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the parties agree that the court making such determination may reduce such extent, duration or geographical scope, or other provisions thereof, and in its reduced form such part of provision shall then be enforceable in the manner contemplated hereby.

      IN WITNESS WHEREOF, the parties have executed this Agreement, or have caused this Agreement to be executed on their behalf, as of the date first above written.


                              STORAGE TECHNOLOGY CORPORATION

                              By:  /s/Sewell I. Sleek
                                    ------------------------------------
                                    Name:   Sewell I. Sleek
                                    Title:  Corporate V.P. Human Resources



      I hereby certify that I have read the above Agreement, and I voluntarily sign this Agreement after having been advised to seek my own legal counsel, without threat or coercion, with full knowledge and understanding of its contents, and without promise of benefit, except as expressly recited in this Agreement.

      I acknowledge that I have been given 21 days by the Company to consider this agreement. I understand that I may revoke this Agreement for a period of 7 days after I sign it by delivering written notice of my revocation to the company and that the Agreement does not become effective or enforceable until the expiration of such 7 day revocation period.


                              /s/Harris Ravine
                              ------------------------------------------

                              10/8/93
                              ------------------------------------------
                              Date

      Presented to Harris Ravine this 8th day of October, 1993 by Sewell
Sleek.

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